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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 9)


                                  TRINSIC, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    988792107
                                 (CUSIP Number)

                               LAWRENCE C. TUCKER
                          Brown Brothers Harriman & Co.
                                  140 Broadway
                               New York, New York
                                 (212) 483-1818
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                January 12, 2006
                     (Date of Event which Requires Filing of
                                 this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP No. 988792107                SCHEDULE 13D              Page 2 of 9 Pages
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1    NAME OF REPORTING PERSON

     THE 1818 FUND III, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)    [X]
                                                                   (b)    [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)
                                                                          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------

              NUMBER OF
                                    7     SOLE VOTING POWER
               SHARES
                                          -0-
            BENEFICIALLY        ------------------------------------------------
                                    8     SHARED VOTING POWER
              OWNED BY
                                          14,592,428 See Item 5
                EACH            ------------------------------------------------
                                    9     SOLE DISPOSITIVE POWER
              REPORTING
                                          -0-
               PERSON           ------------------------------------------------
                                    10    SHARED DISPOSITIVE POWER
                WITH
                                          14,592,428 See Item 5
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,592,428 See Item 5.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     83.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 988792107                SCHEDULE 13D              Page 3 of 9 Pages
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1    NAME OF REPORTING PERSON

     BROWN BROTHERS HARRIMAN & CO.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)    [X]
                                                                   (b)    [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)
                                                                          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK
--------------------------------------------------------------------------------

              NUMBER OF
                                    7     SOLE VOTING POWER
               SHARES
                                          -0-
            BENEFICIALLY        ------------------------------------------------
                                    8     SHARED VOTING POWER
              OWNED BY
                                          14,592,428 See Item 5
                EACH            ------------------------------------------------
                                    9     SOLE DISPOSITIVE POWER
              REPORTING
                                          -0-
               PERSON           ------------------------------------------------
                                    10    SHARED DISPOSITIVE POWER
                WITH
                                          14,592,428 See Item 5
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,592,428 See Item 5.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     83.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 988792107                SCHEDULE 13D              Page 4 of 9 Pages
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1    NAME OF REPORTING PERSON

     T. MICHAEL LONG
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)    [X]
                                                                   (b)    [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)
                                                                          [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------

              NUMBER OF
                                    7     SOLE VOTING POWER
               SHARES
                                          -0-
            BENEFICIALLY        ------------------------------------------------
                                    8     SHARED VOTING POWER
              OWNED BY
                                          14,592,428 See Item 5
                EACH            ------------------------------------------------
                                    9     SOLE DISPOSITIVE POWER
              REPORTING
                                          -0-
               PERSON           ------------------------------------------------
                                    10    SHARED DISPOSITIVE POWER
                WITH
                                          14,592,428 See Item 5
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,592,428 See Item 5.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     83.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 988792107                SCHEDULE 13D              Page 5 of 9 Pages
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1    NAME OF REPORTING PERSON

     LAWRENCE C. TUCKER
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)    [X]
                                                                   (b)    [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)                                                   [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------

              NUMBER OF
                                    7     SOLE VOTING POWER
               SHARES
                                          2,042
            BENEFICIALLY        ------------------------------------------------
                                    8     SHARED VOTING POWER
              OWNED BY
                                          14,592,428  See Item 5
                EACH            ------------------------------------------------
                                    9     SOLE DISPOSITIVE POWER
              REPORTING
                                          2,042
               PERSON           ------------------------------------------------
                                    10    SHARED DISPOSITIVE POWER
                WITH
                                          14,592,428  See Item 5
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,594,470  See Item 5.
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     83.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP No. 988792107                SCHEDULE 13D             Page 6 of 9 Pages
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EXPLANATORY NOTE

         This Amendment No. 9 ("AMENDMENT NO. 9") to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D filed on November 20, 2000 (the "ORIGINAL 13D"), as amended by Amendment No. 1 to Schedule 13D filed on July 12, 2001 ("AMENDMENT NO. 1"), Amendment No. 2 to Schedule 13D filed on August 9, 2001 ("AMENDMENT NO. 2"), Amendment No. 3 to Schedule 13D filed on August 26, 2004 ("AMENDMENT NO. 3"), Amendment No. 4 to Schedule 13D filed on December 3, 2004 ("AMENDMENT NO. 4"), Amendment No. 5 to Schedule 13D filed on July 18, 2005 ("AMENDMENT NO. 5"), Amendment No. 6 to Schedule 13D filed on September 2, 2005 ("AMENDMENT NO. 6"), Amendment No. 7 to Schedule 13D filed on October 3, 2005 ("AMENDMENT NO. 7"), and Amendment No. 8 to Schedule 13D filed on December 20, 2005 ("AMENDMENT NO. 8"), relating to the common stock (the "COMMON STOCK"), par value $.01 per share, issued by Trinsic, Inc., a Delaware corporation (the "COMPANY"). Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original 13D as amended by Amendment No.1, Amendment No. 2, Amendment No.3, Amendment No.4, Amendment No. 5, Amendment No. 6, Amendment No. 7 and Amendment No. 8.

ITEM 1.   SECURITY AND ISSUER.

          No Change.

ITEM 2.   IDENTITY AND BACKGROUND.

          No Change.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          No Change.

CUSIP No. 988792107                SCHEDULE 13D             Page 7 of 9 Pages
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ITEM 4.   PURPOSE OF TRANSACTION.

          No Change.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and supplemented by the addition of the following:

         As of the date hereof, based on calculations made in accordance with Rule 13d-3 promulgated under the Exchange Act and there being 17,531,889 shares of Common Stock outstanding (as of November 8, 2005 according to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 as filed by the Company with the Securities and Exchange Commission on November 14, 2005), the number of shares of Common Stock the Fund, BBH, Long and Tucker would be deemed to own and the percent of the outstanding shares of Common Stock are as follows:

                           SHARES                         PERCENTAGE
                         ----------                       ----------
Fund                     14,592,428                          83.2%
BBH                      14,592,428                          83.2%
Long                     14,592,428                          83.2%
Tucker                   14,594,470                          83.2%


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE COMMON STOCK OF THE ISSUER.

         Item 6 is hereby amended and supplemented by the addition of the following:

         On January 12, 2006, in consideration for a loan in the aggregate principal amount of $2,000,000, the Company executed an amended and restated

CUSIP No. 988792107                SCHEDULE 13D             Page 8 of 9 Pages
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promissory note (the "AMENDED AND RESTATED Note") in favor of the Fund in an aggregate principal amount of $2,000,000.00 and bearing interest at a rate of twelve percent (12%) per annum payable quarterly commencing as of the date thereof. The Amended and Restated Note amends and supercedes in its entirety the
Note issued by the Company to the Fund on December 15, 2006 for an aggregate principal amount of $1,000,000.00.

         The Amended and Restated Note is guaranteed by Touch I Communications, Inc., a subsidiary of the Company, and is secured by a mortgage in favor of the Fund on certain real property owned by the Company in Atmore, Alabama where the Company has an operations facility.

         The Amended and Restated Note is payable immediately upon demand by the Fund. The Company has the right to prepay the Amended and Restated Note in whole or in part at any time, without premium or penalty. As additional security for the Amended and Restated Note, the Company agreed, if and to the extent requested by the Fund, to (a) grant a security interest to the Fund in all other real property and personal property assets (other than accounts receivable) of the Company or its subsidiaries and (b) cause each subsidiary of the Company to guarantee the Company's obligations under the Amended and Restated Note.

         The foregoing description of the Amended and Restated Note does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Note, a copy of which is attached hereto as Exhibit 1 to this Amendment No. 9.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         1. Amended and Restated Promissory Note, dated as of January 12, 2006, made by the Company in favor of The 1818 Fund III, L.P.

CUSIP No. 988792107                SCHEDULE 13D             Page 9 of 9 Pages
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                                    SIGNATURE

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 18, 2006

                                         THE 1818 FUND III, L.P.

                                         By: Brown Brothers Harriman & Co.,
                                             General Partner


                                         By: /s/ Lawrence C. Tucker
                                             --------------------------------
                                             Name:  Lawrence C. Tucker
                                             Title: Partner



                                         BROWN BROTHERS HARRIMAN & CO.


                                         By: /s/ Lawrence C. Tucker
                                             --------------------------------
                                             Name:  Lawrence C. Tucker
                                             Title: Partner


                                         /s/ T. Michael Long
                                         ------------------------------------
                                                    T. Michael Long


                                         /s/ Lawrence C. Tucker
                                         ------------------------------------
                                                    Lawrence C. Tucker